Exhibit 10.1

PRIVATE AND CONFIDENTIAL

Mr. Dirk Van de Put

July 27, 2017

OFFER LETTER

Dear Dirk,

I am very pleased to provide you with this offer letter setting forth the terms of your offer of employment (“Offer Letter”). It confirms the verbal offer previously extended to you for the position of Chief Executive Officer of Mondelēz International, Inc. (the “Company”) reporting to the Company’s Board of Directors (“Board”) and to serve as a member of the Board beginning coincident with your Start Date (as defined below) and, beginning April 1, 2018, also serve as Chairman of the Board. This position will be located in our Global Headquarters in Deerfield, Illinois. Your employment commencement date will be not later than November 20, 2017 or such earlier date as you are available to commence employment (“Start Date”).

Your annualized target compensation opportunity will be as follows:

Annualized Compensation (Target Opportunity)

Annual Base Salary	$1,450,000
Annual Incentive Plan (Target - 150%*)	$2,175,000
Target Annual Long-Term Incentive Range**	$4,500,000 - $9,000,000 - $13,500,000
Total Target Compensation Opportunity	$8,125,000 - $12,625,000 - $17,125,000

*    Target as a percent of Annual Base Salary.

**    The value of the long-term incentive grants reflects the range (i.e., minimum, midpoint and maximum) for the target value of your annual equity grants. The actual number of shares, units, or options will be determined pursuant to the Company’s specific valuation methodology (e.g., Black-Scholes value for stock options).

Your Annual Base Salary will be subject to an annual review by the Board and increase in the Board’s sole discretion.

Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (the “MIP”), the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 150% of your Annual Base Salary. The actual amount you will receive may be lower or higher, depending on your individual performance and the Company’s overall performance during the year. The maximum award under this program for 2017 is 200% of your target opportunity and the Company reserves the right to change the maximum award annually (but not the target opportunity unless otherwise mutually agreed to), but, for a reduction, only to the extent consistent with reductions for other senior executives. For the 2017 MIP plan year ending on December 31, 2017, your award will be prorated based on 6 months of eligibility, and your actual award will ultimately be determined based on your individual performance during your period of employment and the Company’s actual overall performance for the full 2017 plan year.

Long-Term Incentives (Annual Equity Program)

You will be eligible to fully participate in the Company’s annual equity program. Equity grants are typically made annually in February. For 2017, grants were delivered with 75% of the grant value in performance share units and 25% of the grant value in stock options (with the actual number of shares, units, or options determined pursuant to the Company’s specific valuation methodology). Your first full grant under the Company’s standard annual equity program will be awarded to you in February 2018 and will have a target value of not less than $9,000,000 on the date of grant, using the Company’s specific valuation methodology. Thereafter, your actual target equity grant value is based on your individual performance in accordance with the applicable range.

All equity grants are subject to the terms and conditions of the Company’s Amended and Restated 2005 Performance Incentive Plan (“Plan”) and the applicable annual grant agreements. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time. However, provided you remain continuously employed from the Start Date, upon attaining age 65, you will be deemed retirement-eligible for purposes of all outstanding long-term incentive grants.

Make Whole Award

As part of your offer of employment, and to make up for compensation forfeited at your previous employer, on the Start Date you will receive a make whole award with a target value of $38,000,000; provided, however, if any of your outstanding incentive awards, except your annual bonus, vest or are otherwise paid to you in conjunction with your departure from your previous employer, then such make whole award shall be reduced dollar for dollar by the gross amount recognized (as converted into United States dollars on the payment date) by you on a weighted-basis across the allocations specified below.

The make whole award will be allocated as follows (with the deferred stock units and performance share units granted under the Plan and the actual number of units determined pursuant to the mutually agreed upon valuation methodology):

•	Cash payment of $10,000,000 payable as soon as practicable after your Start Date. The cash award will be payable in a lump-sum subject to a full repayment upon an involuntary termination of employment for Cause or a voluntary termination other than for Good Reason (and other than due to death or Disability) (each such capitalized term as defined below) prior to January 1, 2019, and on a prorated basis for such a termination occurring upon or after January 1, 2019 and prior to the second anniversary of the Start Date with such proration fraction based on (i) the number of days from the date of termination to the second anniversary of the Start Date divided by (ii) 730.

•	$18,000,000 in deferred stock units, granted on the Start Date, that vest 15% on December 1, 2017, 25% on the first anniversary of the Start Date and 60% on the second anniversary of the Start Date. Other than the vesting schedule specified here and as provided below for certain terminations of employment, these deferred stock units will be subject to all other terms and conditions set forth in the Plan and the Company’s standard Global Deferred Stock Unit Agreement as in effect on the date hereof.

•	$10,000,000 in performance share units, granted on the Start Date. These performance share units will be subject to the achievement of financial results, which are based on adjusted earnings per share growth and organic revenue growth over the performance period, that have been provided to you separately. The performance period for these units will be the one-year period beginning January 1, 2018 and ending on December 31, 2018 and will be subject to a service-based vesting requirement until January 1, 2020. You will receive accumulated dividend equivalent payments at the time of vesting based on the actual number of shares vested. Other than the vesting schedule and performance period specified here and as provided below for certain terminations of employment, these performance share units will be subject to all other terms and conditions set forth in the Plan and the Company’s standard Global Long-Term Incentive Grant Agreement as in effect on the date hereof.

In addition, in the event that your 2017 fiscal year annual bonus from your previous employer is forfeited, you will receive a lump sum cash make whole award in the amount of $2,404,325 (which make whole award will be reduced by the gross amount (as converted into United States dollars on the payment date) of such bonus that you receive from your previous employer).

In recognition of you not receiving a long-term incentive award from your current employer in 2017, you will also be granted an equity award with a target value of $4,500,000 upon hire. This award will be structured consistent with our annual grant practice in 2017. Specifically, you will receive 75% of the award in performance share units and 25% in stock options. In regards to the performance share units, the actual number of shares received at the conclusion of the performance cycle will be based on the 2017-2019 performance cycle. This award will fully vest in the first quarter of 2020. In regards to the stock options, the options will vest as follows: 33% on February 16, 2018, 33% on February 16, 2019 and 34% on February 16, 2020. Other than the vesting schedule specified here and as provided below for certain terminations of employment, these performance share units and stock options will be subject to all other terms and conditions set forth in the Plan and the Company’s standard Global Long-Term Incentive Grant Agreement and Non-Qualified Global Stock Option Agreement.

Furthermore, solely for the awards listed under this Make Whole Award section above, upon an involuntary termination without Cause or your resignation for Good Reason, or due to your death or Disability, occurring at any time during the applicable vesting periods for these awards (including any applicable performance periods), you shall be treated as fully vested in the awards, contingent on your executing and not revoking a general release of claims at the time and in the manner specified in Section 3.9 of the Mondelēz International, Inc. Change in Control Plan for Key Executives, as in effect on the date hereof (“CIC Plan”) as if the benefits were made under the CIC Plan. For avoidance of doubt, the deferred stock units will fully vest on your termination date and will be paid shortly thereafter. The performance share units will vest on the original vesting date and be based on actual performance for the applicable performance period, and will be paid shortly after the conclusion of the performance period in accordance with the terms of the agreement; provided, (i) for any such termination occurring on or after December 31, 2018, the make whole performance share unit award above with a $10,000,000 target value will immediately vest on the date of termination in such amount as shall have been earned based on the achievement of the applicable performance requirements during the performance period, and will be paid shortly thereafter; (ii) for any such termination occurring before December 31, 2018, the above performance share unit award with a $10,000,000 target value will be subject to achievement of the applicable performance requirements during the performance period and will be paid following January 1, 2019 and no later than March 15, 2019; (iii) for any such termination occurring before December 31, 2019, the above performance share unit award with a $3,375,000 target value will be subject to achievement of the applicable performance requirements during the applicable performance period and will be paid following January 1, 2020 and no later than March 15, 2020 when such awards are paid to other executives; and (iv) for a termination due to death or Disability during the respective performance periods of such performance share unit awards, such respective awards will be payable based on target performance. For the avoidance of doubt, the stock option award will vest on your termination date and be exercisable for the period specified in the Company’s standard Non-Qualified Global Stock Option Agreement based on an involuntary termination without cause.

For purposes of this Offer Letter:

•	“Cause” has the meaning set forth in the CIC Plan, except, that in lieu of clause (c) thereunder, such clause shall provide: your willfully engaging in other conduct which damages the Company in any material respect (and for which purpose, no act or omission to act will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company).

•	“Good Reason” has the meaning set forth in the CIC Plan and, in addition, shall include the Board failing to appoint you as Chairman of the Board by April 1, 2018 and failing to appoint you on the Start Date and nominate you as a member of the Board thereafter (unless you voluntarily choose to not stand for re-election). For the avoidance of doubt, references to “prior to/at the time of the Change in Control” under such CIC Plan definition will be disregarded.

•	“Disability” has the meaning set forth in the CIC Plan.

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive award to a future date. Additional information for this program can be made available upon request.

Severance; Change in Control Plan

In the event that the Company involuntarily terminates your employment without Cause or you resign for Good Reason at any time on or before the second anniversary of the Start Date, other than to the extent covered under the CIC Plan, you will receive the following separation benefits:

(i)	a lump sum cash severance payment within sixty (60) days following your termination date in an amount equal to two years of Annual Base Salary plus two times your Annual Incentive Plan target bonus amount; and

(ii)	a pro rata Annual Incentive Plan bonus paid at the same time as employees generally based on (x) actual Company, as measured for executives generally, and individual performance to be determined to be no less than the actual Company performance and (y) a proration fraction based on the number of days employed during the fiscal year of such termination.

For any involuntary termination without Cause by the Company occurring after the second anniversary of the Start Date, you will be entitled to severance on terms no less favorable than:

(i)	a lump sum cash severance payment within sixty (60) days following your termination date in an amount equal to two years of Annual Base Salary only; and

(ii)	a pro rata Annual Incentive Bonus paid at the same time as employees generally based on (x) actual Company, as measured for executives generally, and individual performance to be determined to be no less than the actual Company performance and (y) a proration fraction based on the number of days employed during the fiscal year of such termination.

The foregoing separation payments are contingent on your executing and not revoking a general release of claims at the time and in the manner specified in Section 3.9 of the CIC Plan as if the separation payments were made under such CIC Plan.

From your Start Date, you will be a participant in the CIC Plan. The CIC Plan provides certain benefits upon an involuntary termination without Cause or voluntary termination for Good Reason following a Change in Control. A copy of the CIC Plan will be separately provided. In the event of any amendment to the CIC Plan that is adverse to you or a termination of the CIC Plan, without your prior written consent in either case, for purposes of this Offer Letter, such amendment or termination will be disregarded. For the avoidance of doubt, if you become entitled to severance pay under the CIC Plan, the severance pay amounts specified above will not be paid, and you will receive severance pay only under the CIC Plan.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to eight (8) times your annual base salary at your Start Date. Under current guidelines, you will have five years from the Start Date to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested deferred stock units. It does not include stock options or unvested performance share units. The Company reserves the right to change the guidelines at any time.

You will also be required to hold for a period of at least one year the “net” shares received upon vesting in the case of deferred stock units or performance share units or exercise in the case of stock options, from the respective vesting or exercise dates.

Net shares are the number of shares resulting from the vesting of deferred stock units or performance share units or the exercise of stock options reduced by the number of shares required to satisfy any applicable tax withholding or costs associated with the respective vesting or exercise.

Other Benefits

You will be eligible for relocation benefits for your move to the Chicago area pursuant to the Company’s standard relocation policy for executives at your level.

If needed, you will receive international tax preparation services for up to 3 calendar years through the Company’s expatriate tax preparation services provider, KPMG. The cost of such tax preparation services shall not count against any reimbursement under the Company’s discretionary financial planning program described below.

Under the current policies in place, which are subject to change, you will be eligible for the Company’s discretionary financial planning program, which reimburses you up to $10,000 per year for eligible financial planning expenses, and car allowance program, which provides a car allowance of up to $23,333 per year. You will also have access to the Company-leased aircraft for personal usage, however, you shall be individually responsible for any and all associated federal and state taxes due to imputed income for such personal usage.

You will be eligible for Mondelēz Global LLC’s comprehensive benefits package available to full-time salaried U.S. employees. You will be eligible for 30 days of paid time off annually. Details and terms of these comprehensive benefits will be provided separately.

The Company will pay your reasonable professional fees incurred to negotiate and prepare this Offer Letter.

Restrictive Covenants

As a condition to this offer of employment and corresponding consideration, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants Agreement (the “Covenant Agreement”) attached hereto as Appendix A and will acknowledge such Covenant Agreement by signing the Covenant Agreement simultaneously with this offer of employment.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

No amount hereunder or under any other agreement that is subject to Code Section 409A (“Section 409A”) shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you pursuant to this Offer Letter shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent any amount payable to you is subject to your entering into a release of claims with the

Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to you in either of two taxable years, such payments shall be made or commence, as applicable, on the first date otherwise payable but in the later such later taxable year and shall include all payments that otherwise would have been made before such date.

If you are a “specified employee” (within the meaning of Section 409A) as of your separation from service (within the meaning of Section 409A): (a) payment of any amounts under this Offer Letter (or under any severance arrangement pursuant to this Offer Letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the earlier of (x) your death and (y) the first day of the seventh month (or as soon as administratively possible thereafter) following the date of your separation from service (within the meaning of Section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service (or as soon as administratively possible), the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this Offer Letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Section 409A) shall be subject to the following:

(i)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(ii)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

The parties hereto intend that all compensation, benefits and other payments made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of Section 409A and the regulations and rulings issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Offer Letter shall be construed and administered in accordance with such intent. The parties also agree that this Offer Letter may be modified, as reasonably agreed by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under Section 409A in connection with the compensation, benefits and other payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Offer Letter, to the maximum extent possible without violating Section 409A.

Indemnification; D&O Protection

As an officer of the Company and member of the Board, you will be indemnified against various criminal or civil actions in accordance with the Company’s Amended and Restated Articles of Incorporation and applicable law in a manner consistent with that provided for other senior executives of the Company and, if applicable, for other members of the Company’s Board of Directors.

To the extent the Company maintains Directors and Officers liability insurance, you will be covered under that policy in a manner no less favorable than that provided for other senior executives, and, if applicable, as other members of the Company’s Board of Directors.

You will enter into an indemnification agreement with the Company in a form substantially similar to that signed by current members of the Company’s Board of Directors but modified to cover you with like force as an officer of the Company.

Any entitlement to indemnification and/or coverage under the Company’s Directors and Officers liability insurance will survive a termination of your employment, and conclusion of your service as a member of the Company’s Board of Directors, for any reason for such period of time thereafter during which you may be subject to liability for acts and omissions to act occurring during such employment or service as a member of the Board.

Other Terms and Conditions

You will be a U.S. employee of Mondelēz International, Inc. and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Mondelēz International is free to terminate the employment relationship at that time, for any reason, subject to your entitlements pursuant to this Offer Letter or any other plan or agreement applicable to a termination of your employment.

In the event of any inconsistency between this Offer Letter and any other plan, program, practice or agreement in which you are a participant or a party, as in effect from time to time (collectively “Other Programs”), this Offer Letter will control, unless any applicable such Other Program either is more favorable to you or you agree in writing that such Other Program controls.

The Offer Letter constitutes the entire agreement between the parties hereto (except to the extent other agreements are specifically referenced herein to the extent not inconsistent with this Offer Letter) and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. The provisions of this Offer Letter are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. This Offer Letter shall be binding upon and inure to the benefit of any successors or assigns of the Company.

In the event of any dispute, other than under the Covenant Agreement, the Company will pay your reasonable attorney’s fees and litigation costs of any dispute in which you prevail on any material issue; provided, however, if you do not prevail on any material issue, then you shall be responsible for the Company’s reasonable attorney’s fees and litigation costs.

This Offer Letter shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. Executive agrees that any legal proceeding concerning this Offer Letter may only be brought and held in a state or federal court located in the State of Illinois. Executive consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

The offer under this Offer Letter is irrevocable and open for your acceptance until 5:00 Central Time on July 28, 2017. Should you have any questions concerning this information, please call me.

/s/ Mark D. Ketchum Mark D. Ketchum Lead Director, Board of Directors Mondelēz International, Inc.	July 27, 2017 Date

I have read the above terms and conditions and, by signing below, do accept this offer. This letter does not, in any way, constitute an express or implied contract for employment.

/s/ Dirk Van de Put Dirk Van de Put	July 28, 2017 Date

[Signature Page to Mr. Dirk Van de Put Offer Letter]

APPENDIX A

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY

AND RESTRICTIVE COVENANTS AGREEMENT

This Confidential Information, Intellectual Property and Restrictive Covenants Agreement (“Covenant Agreement”) is made between the person specified in that certain offer of employment (“Executive”) and Mondelēz International, Inc. (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz Global LLC, Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”).

WHEREAS, this Covenant Agreement is an extension of and incorporated into the offer of employment between Executive and MG under which MG desires and agrees to employ Executive and Executive desires and agrees to be employed by MG (the “Offer Letter”); and

WHEREAS, as part of performing Executive’s responsibilities for MG, Executive will have access to MG’s Confidential Information (as defined in Paragraph 2(a) below) and Intellectual Property (as defined in Paragraph 3(a) below).

NOW, THEREFORE, for good and valuable consideration, including the promises and covenants contained in this Covenant Agreement, including monetary consideration, Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information and Intellectual Property, MG and Executive hereby agree as follows:

1.    Consideration. In addition to Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information, as consideration for this Covenant Agreement, MG will provide Executive with such consideration described in the Offer Letter, including, but not limited to, any sign on incentives and participation in the annual incentive plan and equity program. This Covenant Agreement shall control over any inconsistency with any other plan, program, practice or agreement providing for any covenant or restriction provided herein (and such other plan, program, practice or agreement shall be disregarded unless Executive agrees in writing that such other plan, program, practice or agreement controls).

2.    Confidential Information.

(a)    Executive recognizes that MG derives economic value from information and trade secrets created (whether by Executive or others) and used in MG’s business which is not generally known by the public, including but not limited to certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Executive understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive expressly acknowledges and agrees that,

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by virtue of Executive’s employment with MG, Executive will have access to and will use certain Confidential Information and that such Confidential Information constitutes MG’s trade secrets and confidential and proprietary business information, all of which is MG’s exclusive property. For purposes of this Covenant Agreement, Confidential Information does not include information that is or may become known to Executive or to the public from sources outside MG and through means other than a breach of this Covenant Agreement or disclosed by Executive after written approval from MG.

(b)    Executive further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG. Executive agrees that Executive will treat all Confidential Information as strictly confidential and Executive will not, and will not permit any other person or entity to, directly or indirectly, without the prior written consent of MG: (i) use Confidential Information for the benefit of any person or entity other than MG; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s responsibilities for MG; and (iii) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Notwithstanding the foregoing, Executive shall be permitted to disclose, after (to the extent legally permissible) first providing reasonable written notice to MG’s Legal Department which allows MG the time and opportunity to object, Confidential Information to the extent (x) required by law, subpoena, or applicable government or regulatory authority or (y) appropriate in connection with a legal dispute.

(c)    Executive agrees and understands that the obligations under this Covenant Agreement with regard to the non-disclosure and non-use of particular Confidential Information shall commence immediately upon Executive first having access to Confidential Information (whether before or after Executive begins employment with MG) and shall continue to exist during and after Executive’s employment with MG for so long as such information remains Confidential Information and is not public knowledge other than as a result of the Executive’s breach of this Covenant Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

(d)    Executive understands that improper use or disclosure of the Confidential Information by Executive will cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

3.    Intellectual Property.

(a)    Disclosure and Assignment. Executive agrees to make prompt written disclosure to MG, to hold in trust for the sole right and benefit of MG, and to assign to MG all Executive’s right, title and interest in and to any patents, trademarks, copyrights, ideas, inventions (whether

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not patented or patentable), original works of authorship (published or not), developments, improvements or trade secrets which Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of Executive’s employment with MG and relating in any way to the business or contemplated business, research or development of MG (regardless of when or where the Intellectual Property is prepared or whose equipment or other resources is used in preparing the same) (collectively “Intellectual Property”). Executive recognizes, provided prompt and full disclosure by Executive to MG, that this Covenant Agreement will not be deemed to require assignment of any invention which was developed entirely on Executive’s own time without using MG’s equipment, supplies, facilities or trade secrets and neither relates to MG’s actual or anticipated business, research or development, nor resulted from work performed by Executive (solely or jointly with others) for MG.

(b)    Original Works. Executive acknowledges that all original works of authorship which have been or are made by Executive (solely or jointly with others) within the scope of Executive’s employment with MG and which are protectable by copyright are the property of MG. To the extent that any such original works have not already been transferred to or owned by MG, Executive hereby assigns all of Executive’s right, title and interest in those works to MG.

(c)    Cooperation. Executive agrees to assist MG in every reasonable and proper way to obtain and enforce United States and foreign proprietary rights relating to any and all patents, trademarks, inventions, original works of authorship, developments, improvements or trade secrets of MG in any and all countries. Executive will execute, verify and deliver (i) such documents and perform such other acts (including appearing as a witness) as MG may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, and (ii) assignments of such proprietary rights to MG or its designee. Executive’s obligation to assist MG with respect to proprietary rights in any and all countries shall continue beyond the termination of employment.

(d)    Other Obligations. In addition to Executive’s other obligations under this Paragraph 3, Executive shall promptly disclose to MG fully and in writing all patent applications filed by Executive or on Executive’s behalf. At the time of each such disclosure, Executive shall advise MG in writing of any inventions that Executive believes are not required to be assigned pursuant to this Paragraph. Executive shall at that time provide to MG in writing all evidence necessary to substantiate that belief. Executive understands that MG will keep in confidence, will not disclose to third parties and will not use for any unauthorized purpose without Executive’s consent, any proprietary information disclosed in writing to MG pursuant to this Covenant Agreement relating to inventions that are not required to be assigned pursuant to this subparagraph 3(d) and which were created or developed by Executive after termination of Executive’s employment. Executive will preserve the confidentiality of any such invention that is or may be required to be assigned, in whole or in part, pursuant to this Paragraph 3. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by MG) of all proprietary

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information developed by Executive and all inventions made by Executive during the period of employment at MG, which records shall be available to and remain the sole property of MG at all times. If MG becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by you, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

4.    Restrictive Covenants. Executive understands and agrees that the nature of Executive’s position with MG provides Executive with access to and knowledge of MG’s Confidential Information and places Executive in a position of trust and confidence with MG. Because of MG’s legitimate business interests and for the consideration afforded in this Covenant Agreement and Offer Letter, Executive agrees that during Executive’s employment with MG and for a period of twelve (12) months following the termination of Executive’s employment from MG for any reason (the “Restricted Period”), Executive shall not engage in the following Prohibited Conduct:

(a)    Non-Competition. Executive agrees that during the Restricted Period and in any geographic area in which Executive directly or indirectly performed responsibilities for MG or where Executive’s knowledge of Confidential Information would be useful to a competitor in competing against MG, Executive will not engage in any conduct in which Executive contributes Executive’s knowledge and skills, directly or indirectly, in whole or in part, as an executive, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG) (“Competitive Business”) without the written consent of MG’s Executive Vice President of Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion. Under no circumstances may Executive engage in any activity that may require or inevitably require Executive’s use or disclosure of MG’s Confidential Information.

(b)    Non-Solicitation of Customers or Accounts. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in pursuing and retaining its customers and accounts, and that the loss of customers and

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accounts would cause significant and irreparable harm to MG. Executive therefore agrees that during the Restricted Period and for Executive or the direct or indirect benefit of any entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG), Executive will not (i) solicit business from or perform services for, or for the benefit of, any customer or account of MG with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG, or (ii) solicit business from or perform services for, or for the benefit of, any customer or account MG actively pursued for business and with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG.

(c)    Non-Solicitation of Employees. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to MG. Executive therefore agrees and covenants that during the Restricted Period Executive will not directly, or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any executive of MG.

5.    Return of MG Property. Unless otherwise specified by MG in a separation or other similar-type agreement, within five (5) days of Executive’s separation of employment from MG or as such other time as specified in the sole discretion of MG, Executive shall return all Confidential Information and all other MG property (whether in electronic or paper form) in Executive’s possession, including documents, files, manuals, handbooks, notes, keys and any other items, files or documents (whether in electronic or paper form).

6.    No Disparagement or Harm. Executive agrees that, in discussing Executive’s relationship with MG and its affiliated and parent companies and their business and affairs, Executive will not disparage, discredit or otherwise refer to in a detrimental manner MG, its affiliated and parent companies or their officers, directors and Executives. MG agrees that, in discussing Executive’s relationship with MG and its affiliated and parent companies and their business and affairs, MG (via any authorized public statement), officers or members of MG’s Board of Directors will not disparage, discredit or otherwise refer to Executive in a detrimental manner. This Paragraph does not, in any way, restrict or impede Executive or MG (or its officers and directors), respectively, from exercising protected rights including the right to communicate with any federal, state or local agency, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Respectively, Executive shall promptly provide written notice of any such order to MG’s legal department and the Company shall promptly provide written notice of any such order to Executive.

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7.    Remedies. Should Executive or MG breach any of the provisions contained in Paragraphs 2 through 6 of this Covenant Agreement, in addition to any other remedies available to MG or Executive, as applies, if Executive is the breaching party, Executive will be obligated to pay back to MG any payment(s) received pursuant to the Offer Letter. MG and Executive further acknowledge and agree that MG or Executive, as may apply, will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Covenant Agreement, and agree that in the event of a breach or violation of such provisions the aggrieved party will be awarded injunctive relief by a court of competent jurisdiction to prohibit any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the court or an arbitrator. The equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.    Notification. Executive agrees that in the event Executive is offered to enter into an employment relationship with a third party at any time during the Restricted Period, Executive shall immediately advise said other third party of the existence of this Covenant Agreement and shall immediately provide said person or entity with a copy of this Covenant Agreement.

9.    Arbitration of Claims. In the event either Executive or MG contests the interpretation or application of any of the terms of this Covenant Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by MG. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the parties. Executive agrees to waive the right to a jury trial. Notwithstanding anything contained in this Paragraph 9, MG and Executive shall each have the right to institute judicial proceedings against the other party or anyone acting by, through or under the other party, in order to enforce its rights under Paragraphs 2 through 6 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information, due to wrongful conversion, breach of the Intellectual Property covenants, and the breach of the restrictive covenants set forth in Paragraphs 2 through 6.

10.    Entire Agreement and Severability. This is the entire agreement between Executive and MG on the subject matter of this Covenant Agreement. This Covenant Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized MG official. Executive acknowledges that MG has made no representations or promises to Executive, other than those in this Covenant Agreement. If any provision in this Covenant Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Covenant Agreement shall be considered and construed as separate and independent

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covenants. Should any part or provision of any provision of this Covenant Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Covenant Agreement. If the release and waiver of claims provisions of any agreement related to this Covenant Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

11.    Not a Contract of Employment. Executive acknowledges and understands that nothing in this Covenant Agreement is intended to, nor should be construed to, alter the at-will nature of Executive’s employment relationship with MG, nor to guarantee Executive’s employment for any specified term. Notwithstanding any provision of this Covenant Agreement, Executive and/or MG may terminate Executive’s employment at-will, for any reason permitted by law, with or without notice, and upon such termination, the rights and obligations set forth herein shall continue as expressly provided, subject to.

12.    Tolling. Should Executive violate any of the terms of the confidentiality or restrictive covenant obligations in this Covenant Agreement, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

13.    Attorneys’ Fees. Should either party breach any of the provisions of Paragraphs 2 through 6 of this Covenant Agreement, to the extent authorized by state law, the non-prevailing party (as determined by the trier of fact) will be responsible for payment of all reasonable attorneys’ fees and costs that the prevailing party incurs in the course of such proceeding (including demonstrating the existence of a breach and any other contract enforcement efforts or successfully defending against an allegation of such breach).

14.    Governing Law. This Covenant Agreement shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. Executive agrees that any legal proceeding concerning this Covenant Agreement may only be brought and held in a state or federal court located in the State of Illinois. Executive consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

15.    Successors and Assigns. This Covenant Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Executive may not assign Executive’s rights and obligations under this Covenant Agreement without prior written consent of MG. MG may assign this Covenant Agreement and/or its rights or obligations under this Covenant Agreement. Any and all rights and remedies of MG under this Covenant Agreement shall inure to the benefit of and be enforceable by any successor or assignee of MG.

[Signatures are on the following page]

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IN WITNESS WHEREOF, the parties agree that this Covenant Agreement is an extension of and incorporated into the Offer Letter between Executive and MG, and the parties have executed this Offer Letter freely and voluntarily with the intention of being legally bound by it.

MONDELEZ INTERNATIONAL, INC.

By:	/s/ Mark D. Ketchum
Print Name:	Mark D. Ketchum

Dated:	July 27, 2017

EXECUTIVE

By:	Dirk Van de Put
Print Name:	Dirk Van de Put

Dated:	July 28, 2017

[Signature Page to Confidential Information, Intellectual Property and Restrictive Covenants Agreement- Appendix A to Dirk Van de Put Offer Letter]

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